Exhibit 99

CyberOptics Reports Stronger Than Forecasted

Third Quarter Operating Results

New 500,000 Share Repurchase Program Authorized

Minneapolis, MN—October 24, 2007—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the third quarter of 2007 ended September 30:

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Consolidated sales totaled $16,173,000, up 16% from $13,974,000 in this year’s second quarter and also up 15% from $14,075,000 in the third quarter of 2006. Third quarter sales exceeded the previously issued guidance for this period.

•	Operating income came to $1,806,000, up from $1,274,000 in this year’s second quarter and $1,767,000 in the year-earlier period.

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Net income totaled $1,473,000 or $0.16 per diluted share, an increase of 23% from $1,198,000 or $0.13 per diluted share in this year’s second quarter and down from $1,745,000 or $0.19 per diluted share in the third quarter of 2006. Earnings for this year’s third quarter, which exceeded the forecasted financial guidance for this period, included $207,000 of additional selling and general administrative expense, or $.01 per diluted share on an after-tax basis, related to a cancelled acquisition. Earnings and our effective tax rate for this year’s third quarter were also negatively impacted by a $64,000 reduction in deferred tax assets resulting from a tax law change in the United Kingdom.

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CyberOptics ended the third quarter of 2007 with cash, cash equivalents and marketable securities of $49,967,000 compared to $48,842,000 at the end of the second quarter and $49,007,000 at the beginning of 2007. CyberOptics board of directors has approved a new share buyback authorization, calling for the repurchase of up to 500,000 shares of common stock in the open market for a one-year period, commencing October 29, 2007, under a 10b5-1 trading program. No CyberOptics shares were repurchased during the third quarter.

Kathleen P. Iverson, president and chief executive officer, commented: “Our above-plan operating results in the third quarter were paced by much stronger than anticipated sales of electronic assembly sensors and continued robust demand for inspection systems. Sales of electronic assembly sensors to our primary OEM customers were at their strongest level within the past two years, reflecting an upturn in the global electronic assembly market that we believe started strengthening during this year’s second quarter. Our third quarter sales also benefited from the shipment of the remaining half of 37 SE 300 solder paste inspection systems from an earlier order. In addition, significant orders for both solder paste and automated optical inspection (AOI) systems were received from original design manufacturers (ODMs) and electronics manufacturing services companies. We also completed our first Flex Ultra AOI sales to key ODM and memory module customers, who previously had only used our SE 300 solder paste inspection systems. We ended the third quarter with a solid backlog of inspections systems and believe that fourth quarter revenue from inspection systems should increase from the third quarter level.”

Iverson continued: “Order bookings of both electronic assembly sensors and inspection systems totaled $15.7 million in the third quarter, and we ended this period with a backlog totaling $8.1 million. The majority of this backlog is scheduled to ship in the fourth quarter. Sales of electronic assembly sensors are forecasted to remain robust, although we expect the fourth quarter sensor order rate to moderate somewhat from the exceptionally strong third quarter level. As a result, we are forecasting sales of $13.5 to $14.5 million and earnings of $0.12 to $0.14 per diluted share for the fourth quarter of 2007 ending December 31. Our fourth quarter guidance incorporates the continuation of higher R&D investment related to the development of next-generation solder paste and AOI systems.”

Steven K. Case, Ph.D., chairman and founder, added: “We believe that the upturn in the global electronics assembly market should continue into 2008. To fully capitalize upon positive market conditions, we will continue the accelerated R&D program that we implemented in the third quarter, which is aimed at keeping our systems offerings on the leading edge of inspection technology. We see substantial opportunities for inspection solutions based on faster production through-put speeds, programming ease of use, and improved imaging resolutions. We believe the next-generation systems now under development will also serve us well in future market environments, since demand for inspection systems is not driven solely by increases in production capacity. To help ensure end-product quality, automated inspection is increasingly required for inspecting the progressively smaller and nearly microscopic components now used in a growing range of end-user electronics. For this reason, CyberOptics long-term future will benefit from today’s investments.”

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Third Quarter Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the conference call can be heard through October 31 by dialing 303-590-3000 and providing the 11099312 confirmation code.

CyberOptics Corporation

Condensed Consolidated Income Statements (Unaudited)

(In thousands, except per share amounts)	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
	2007	2006	2007	2006
Revenue	$16,173	$14,075	$43,888	$43,344
Cost of revenue	7,910	6,746	21,399	20,267
Gross profit	8,263	7,329	22,489	23,077
Selling, general and administrative expenses	3,888	3,377	11,042	10,495
Research and development expenses	2,524	2,049	7,057	5,989
Amortization of intangibles	45	136	136	515
Income from operations	1,806	1,767	4,254	6,078
Interest income and other	587	568	1,705	1,380
Income before income taxes	2,393	2,335	5,959	7,458
Provision for income taxes	920	590	2,135	2,350
Net income	$1,473	$1,745	$3,824	$5,108
Net income per share - Basic	$0.17	$0.19	$0.43	$0.57
Net income per share - Diluted	$0.16	$0.19	$0.43	$0.56
Weighted average shares outstanding - Basic	8,924	9,050	8,901	8,992
Weighted average shares outstanding - Diluted	8,991	9,121	8,984	9,089

Condensed Consolidated Balance Sheets (Unaudited)
			Sept. 30, 2007	Dec. 31, 2006
Assets
Cash and cash equivalents			$20,223	$30,056
Marketable securities			8,212	12,175
Accounts receivable, net			13,418	10,471
Inventories			11,092	8,357
Other current assets			958	868
Deferred tax assets			2,572	2,725
Total current assets			56,475	64,652

Marketable securities			21,532	6,776
Intangible and other assets, net			6,368	6,374
Fixed assets, net			2,014	1,814
Deferred tax assets			2,252	2,394
Total assets			$88,641	$82,010

Liabilities and Stockholders’ Equity
Accounts payable			$4,474	$3,783
Accrued expenses			4,287	5,207
Total current liabilities			8,761	8,990

Other liabilities			1,403	—
Total liabilities			10,164	8,990

Total stockholders’ equity			78,477	73,020
Total liabilities and stockholders’ equity			$88,641	$82,010

Backlog Schedule:
4th Quarter 2007				$7,142
1st Quarter 2008 and thereafter				956
Total backlog				$8,098